Exhibit 10.4

Neuronetics, Inc.

Amendment to the 2018 Equity Incentive Plan

WHEREAS, the Board of Directors of Neuronetics, Inc. (the “Company”) approved and on November 8, 2024, the stockholders of the Company ratified an amendment to the Neuronetics, Inc. 2018 Equity Incentive Plan (the “Plan”) to increase the number of shares of the Company’s Common stock reserved for issuance under the Plan.

NOW THEREFORE, in consideration of the foregoing, the first sentence of Section 3(a) of the Plan is amended as of December 9, 2024 to read in its entirety as follows:

“(a) Share Reserve. Subject to Section 9(a) relating to Capitalization Adjustments, and the following sentence regarding the annual increase, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards will not exceed 5,592,670 shares (the “Share Reserve”), which number is the sum of (i) 3,500,000 new shares, plus (ii) the number of shares subject to the Prior Plan’s Available Reserve, plus (iii) the number of shares that are Returning Shares, as such shares become available from time to time.”

IN WITNESS WHEREOF, pursuant to Section 2(b)(vi) of the Plan, the Company has caused this Amendment to be signed by its President and Chief Executive Officer as of December 9, 2024.

/s/ Keith J. Sullivan
Keith J. Sullivan
President and Chief Executive Officer